Exhibit 99.1

For Immediate Release
October 2, 2026

News Release
For Further Information, Contact:
Hines Press Office
pressoffice@hines.com

Hines Announces Next Generation Leadership to Build on Global Real Assets Momentum

Adam Hines to join Laura Hines-Pierce as Co-CEO; David Steinbach named President; Alfonso Munk named Global CIO

(HOUSTON) - Hines, the global real assets investment manager, today announced the next step in its planned leadership transition as the firm builds on momentum across its global real assets platform. Effective January 1, 2027, Adam Hines will join Laura Hines-Pierce as Co-Chief Executive Officer, a role Laura has held for over five years. David Steinbach will become the firm’s first President; Alfonso Munk will become Global Chief Investment Officer (CIO); and Jeff Hines will become Chairman. Laura will also replace Jeff as the CEO and Chair of the Board of Hines Global Income Trust (“HGIT”), and Adam will join its Board as a Director.

As Co-CEOs, Laura and Adam will lead the firm together, set its strategic direction and priorities, and make major firmwide decisions. Their leadership will build on the strategy and global real assets platform they have helped build over the past five-plus years.

David will partner closely with the Co-CEOs and lead execution of the strategy across the business. Succeeding
David as Global CIO, Alfonso will be accountable for investment strategy and performance across Hines’ real assets platform. The Global CIO, Global Head of Real Estate, CFO and functional leaders will report to David.

The appointments build on the strong momentum Hines has generated since adopting its real assets strategy. Under Laura and Adam’s leadership, the discretionary business has grown at approximately 20% CAGR, with that growth dating to 2018. In addition, Adam’s vision helped build and scale Hines’ Private Wealth business, which has doubled in size. The leadership transition positions Hines for its next stage of growth as structural shifts in demographics, technology, infrastructure and capital reshape the built world. Hines is connecting its local operating expertise, investment capabilities and global intelligence at a greater scale while preserving the ownership mindset and operator’s edge that have defined the firm for nearly 70 years. By sharing intelligence more effectively across markets and strategies, Hines aims to strengthen execution, expand opportunity and create more value across the platform.

As Chairman, Jeff will step back from day-to-day management and focus primarily on advising the Co-CEOs. Hines will also establish an independent External Advisory Board to provide them with outside perspectives and counsel. The advisory board will have no governance authority, and the Investment Committee’s authority will remain unchanged.

"Hines has always been at its best when we look beyond the current cycle and build for what comes next," said Jeff Hines. "Laura has already been leading Hines as Co-CEO for over five years, and Adam has helped shape important parts of our growth across Europe, private wealth and capital formation. Their leadership is already visible in the firm and platform we have built. This is the right moment for me to step back from day-to-day management and for Laura and Adam to lead Hines forward, supported by David, Alfonso and the depth of talent across the firm."

"We see an extraordinary opportunity for Hines," said Laura Hines-Pierce and Adam Hines. "The platform is already operating at scale, and the strategy we have been building is working. Capital, infrastructure and human activity are converging in new ways across the built world, expanding the opportunity set beyond traditional definitions of real estate. Our ambition is to apply nearly 70 years of local knowledge, operating experience and investment discipline to that broader opportunity and connect those strengths across one global platform. We will preserve the ownership mindset, relationships and operator's edge that make Hines distinctive while building on that momentum for the future."

"Scale creates advantage only when it improves execution," said David Steinbach. "Our opportunity is to connect what our teams know across markets, strategies and functions so local insight becomes shared intelligence and firmwide capabilities create more opportunity on the ground. That is how we protect Hines' operator's edge and strengthen the platform for investors, clients and partners."

About Hines
Hines is a leading global real assets platform, built on nearly 70 years of developer's instinct and investor's discipline. Founded in 1957, we compound value through an operator's edge – a ground-level understanding of what makes assets perform – across residential, logistics, office, data centers and infrastructure. Our 4,600 employees in 29 countries manage approximately $91 billion of assets¹ on behalf of institutional and private wealth clients, drawing on decades of proprietary knowledge to find and create value. Private ownership keeps our interests aligned with those of our clients and investors over the long term. To learn more, visit www.hines.com and follow @Hines on social media.

¹Includes both the global Hines organization and RIA AUM as of June 30, 2026.